KAR Auction Services, Inc.
Q2 2013 Supplemental Financial Information
August 6, 2013

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30, 2013
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$17.3	$15.7	$16.9	$(16.5)	$33.4
Add back:
Income taxes	11.2	9.3	10.7	(8.3)	22.9
Interest expense, net of interest income	0.2	0.2	3.9	20.2	24.5
Depreciation and amortization	22.8	18.5	6.7	1.0	49.0
Intercompany interest	13.4	9.5	(5.0)	(17.9)	--
EBITDA	64.9	53.2	33.2	(21.5)	129.8
Adjustments per the Credit Agreement	4.9	0.7	(1.8)	3.9	7.7
Superstorm Sandy	--	2.7	--	--	2.7
Adjusted EBITDA	$69.8	$56.6	$31.4	$(17.6)	$140.2

	Three Months Ended June 30, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$7.3	$16.2	$16.2	$(15.8)	$23.9
Add back:
Income taxes	7.7	11.0	9.3	(7.8)	20.2
Interest expense, net of interest income	0.3	0.4	3.7	25.2	29.6
Depreciation and amortization	25.1	16.6	5.8	0.5	48.0
Intercompany interest	13.5	9.4	(4.4)	(18.5)	--
EBITDA	53.9	53.6	30.6	(16.4)	121.7
Adjustments per the Credit Agreement	6.8	0.6	(2.3)	1.3	6.4
Adjusted EBITDA	$60.7	$54.2	$28.3	$(15.1)	$128.1

	Six Months Ended June 30, 2013
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$33.0	$25.5	$35.6	$(31.6)	$62.5
Add back:
Income taxes	19.1	15.2	22.2	(16.6)	39.9
Interest expense, net of interest income	0.4	0.5	7.7	44.6	53.2
Depreciation and amortization	44.2	36.9	13.1	2.1	96.3
Intercompany interest	26.7	19.0	(9.6)	(36.1)	--
EBITDA	123.4	97.1	69.0	(37.6)	251.9
Adjustments per the Credit Agreement	10.6	0.7	(4.5)	4.2	11.0
Superstorm Sandy	--	13.5	--	--	13.5
Adjusted EBITDA	$134.0	$111.3	$64.5	$(33.4)	$276.4

	Six Months Ended June 30, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$16.3	$34.5	$32.5	$(33.4)	$49.9
Add back:
Income taxes	14.9	23.1	18.9	(18.3)	38.6
Interest expense, net of interest income	0.6	0.8	7.4	51.1	59.9
Depreciation and amortization	50.1	33.7	11.9	0.9	96.6
Intercompany interest	27.1	18.9	(8.5)	(37.5)	--
EBITDA	109.0	111.0	62.2	(37.2)	245.0
Adjustments per the Credit Agreement	14.0	2.8	(4.8)	6.0	18.0
Adjusted EBITDA	$123.0	$113.8	$57.4	$(31.2)	$263.0

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	June 30, 2013

Net income	$19.2	$22.9	$29.1	$33.4	$104.6
Add back:
Income taxes	13.8	7.2	17.0	22.9	60.9
Interest expense, net of interest income	29.8	29.4	28.7	24.5	112.4
Depreciation and amortization	46.8	46.8	47.3	49.0	189.9
EBITDA	109.6	106.3	122.1	129.8	467.8
Other adjustments per the Credit Agreement	4.0	4.7	6.1	3.1	17.9
Noncash charges	6.8	3.1	0.4	7.9	18.2
AFC interest expense	(3.1)	(3.3)	(3.2)	(3.3)	(12.9)
Superstorm Sandy	--	9.1	10.8	2.7	22.6
Adjusted EBITDA	$117.3	$119.9	$136.2	$140.2	$513.6

Segment Results

ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2013	2012	2013	2012
ADESA revenue	$285.3	$263.8	$568.9	$534.4
Cost of services*	156.2	147.4	317.8	295.4
Gross profit*	129.1	116.4	251.1	239.0
Selling, general and administrative	63.4	61.3	124.9	128.0
Depreciation and amortization	22.8	25.1	44.2	50.1
Operating profit	$42.9	$30.0	$82.0	$60.9
EBITDA	$64.9	$53.9	$123.4	$109.0
Adjustments per the Credit Agreement	4.9	6.8	10.6	14.0
Adjusted EBITDA	$69.8	$60.7	$134.0	$123.0

* Exclusive of depreciation and amortization

Revenue for ADESA for the three months ended June 30, 2013, increased $21.5 million, or 8%, to $285.3 million, as compared with $263.8 million for the three months ended June 30, 2012. Gross profit for ADESA increased $12.7 million, or 11%, to $129.1 million, as compared with $116.4 million for the three months ended June 30, 2012. Gross margin for ADESA was 45.3% for the three months ended June 30, 2013 versus 44.1% for the three months ended June 30, 2012. The increase in revenue was primarily a result of a 10% increase in the number of vehicles sold, partially offset by a 2% decrease in revenue per vehicle sold, both as compared to the three months ended June 30, 2012. The increase in gross profit was primarily the result of the 8% increase in revenue. In addition, cost of services and gross profit benefited from an increase in the conversion rate for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. Selling, general and administrative expense increased $2.1 million to $63.4 million, primarily due to increases in incentive-based compensation expense and marketing and compensation expense, partially offset by reductions in non-cash stock-based compensation expense and professional fees.

Revenue for ADESA for the six months ended June 30, 2013, increased $34.5 million, or 6%, to $568.9 million, as compared with $534.4 million for the six months ended June 30, 2012. Gross profit for ADESA increased $12.1 million, or 5%, to $251.1 million, as compared with $239.0 million for the six months ended June 30, 2012. Gross margin for ADESA was 44.1% for the six months ended June 30, 2013 versus 44.7% for the six months ended June 30, 2012. The increase in revenue was primarily a result of a 7% increase in the number of vehicles sold as compared to the six months ended June 30, 2012. The decrease in gross margin was primarily the result of the 8% increase in cost of services, primarily attributable to an increase in purchased vehicles, higher utilization of lower margin non-auction remarketing services and costs associated with the increase in vehicles sold. Selling, general and administrative expense decreased $3.1 million to $124.9 million, primarily due to decreases in bad debt expense, non-cash stock-based compensation expense and travel expenses.

For the three months ended June 30, 2013, ADESA’s used vehicle conversion percentage at physical auction locations increased to 57.1% as compared to 55.6% for the three months ended June 30, 2012. For the six months ended June 30, 2013, ADESA’s used vehicle conversion percentage at physical auction locations increased to 59.2% as compared to 59.0% for the six months ended June 30, 2012. For the three months ended June 30, 2013, dealer consignment vehicles represented approximately 51% of vehicles sold at ADESA physical auctions as compared to approximately 50% for the three months ended June 30, 2012. For the six months ended June 30, 2013, dealer consignment vehicles represented approximately 49% of vehicles sold at ADESA physical auctions as compared to approximately 48% for the six months ended June 30, 2012.

IAA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2013	2012	2013	2012
IAA revenue	$202.8	$177.3	$424.4	$366.7
Cost of services*	129.4	105.4	288.3	216.8
Gross profit*	73.4	71.9	136.1	149.9
Selling, general and administrative	20.3	18.2	39.1	37.9
Depreciation and amortization	18.5	16.6	36.9	33.7
Operating profit	$34.6	$37.1	$60.1	$78.3
EBITDA	$53.2	$53.6	$97.1	$111.0
Adjustments per the Credit Agreement	0.7	0.6	0.7	2.8
Superstorm Sandy	2.7	--	13.5	--
Adjusted EBITDA	$56.6	$54.2	$111.3	$113.8

* Exclusive of depreciation and amortization

Results of Operations

Revenue from IAA for the three months ended June 30, 2013 increased $25.5 million, or 14%, to $202.8 million, as compared with $177.3 million for three months ended June 30, 2012. Gross profit at IAA increased 2% to $73.4 million, as compared with $71.9 million for the three months ended June 30, 2012, while the gross margin percentage decreased to 36.2% for the three months ended June 30, 2013, as compared with 40.6% for the three months ended June 30, 2012. Excluding the impact of revenues and expenses associated with Superstorm Sandy, IAA’s gross margin percentage in the second quarter of 2013 would have been 38.0%. The increase in revenue for the three months ended June 30, 2013 was primarily a result of a 13% increase in vehicles sold, primarily resulting from increased business with existing customers, as well as vehicles sold as a result of Superstorm Sandy. IAAI’s total loss vehicle inventory increased over 15% at June 30, 2013, as compared with June 30, 2012. Selling, general and administrative expense increased $2.1 million, or 12%, to $20.3 million, as compared with $18.2 million for the three months ended June 30, 2012. The increase in selling, general and administrative expenses was attributable to an increase in both stock-based and incentive-based compensation expense.

Revenue from IAA for the six months ended June 30, 2013 increased $57.7 million, or 16%, to $424.4 million, as compared with $366.7 million for six months ended June 30, 2012. Gross profit at IAA decreased 9% to $136.1 million, as compared with $149.9 million for the six months ended June 30, 2012, while the gross margin percentage decreased to 32.1% for the six months ended June 30, 2013, as compared with 40.9% for the six months ended June 30, 2012. Excluding the impact of revenues and expenses associated with Superstorm Sandy, IAA’s gross margin percentage in the first six months of 2013 would have been 37.9%. The increase in revenue for the six months ended June 30, 2013 was primarily a result of a 13% increase in vehicles sold, primarily resulting from the sales generated from Superstorm Sandy, as well as an increase in business with existing customers. Selling, general and administrative expense increased $1.2 million, or 3%, to $39.1 million, as compared with $37.9 million for the six months ended June 30, 2012. The increase in selling, general and administrative expenses was attributable to increases in both stock-based and incentive-based compensation expense.

Impact of Superstorm Sandy

In the first six months of 2013, IAA sold over 45,000 Superstorm Sandy vehicles resulting in revenue of approximately $29.2 million and cost of services of approximately $42.7 million. Overall, IAA incurred a pre-tax net loss of $13.5 million related to the processing of Superstorm Sandy vehicles in the first six months of 2013. This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement. These losses are net of auction services revenue realized or to be realized upon the sale of the vehicles. The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm

Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area resulted in a net loss on the sale of the Superstorm Sandy vehicles.

AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2013	2012	2013	2012
AFC revenue	$53.3	$46.8	$105.7	$93.7
Cost of services*	13.3	10.4	24.2	20.4
Gross profit*	40.0	36.4	81.5	73.3
Selling, general and administrative	6.1	5.8	11.8	11.1
Depreciation and amortization	6.7	5.8	13.1	11.9
Operating profit	$27.2	$24.8	$56.6	$50.3
EBITDA	$33.2	$30.6	$69.0	$62.2
Adjustments per the Credit Agreement	(1.8)	(2.3)	(4.5)	(4.8)
Adjusted EBITDA	$31.4	$28.3	$64.5	$57.4

Loan transactions	326,388	292,954	671,756	611,813
Revenue per loan transaction, excluding “Other service revenue”	$157	$160	$154	$153

* Exclusive of depreciation and amortization

Revenue for AFC for the three months ended June 30, 2013 increased $6.5 million, or 14%, to $53.3 million, as compared with $46.8 million for the three months ended June 30, 2012. Gross profit at AFC increased $3.6 million, or 10%, to $40.0 million, as compared with $36.4 million for the three months ended June 30, 2012. Gross margin for AFC was 75.0% for the three months ended June 30, 2013 versus 77.8% for the three months ended June 30, 2012. The increases in revenue and gross profit were primarily a result of an 11% increase in loan transaction units, and “Other service revenue” generated from the June 2013 acquisition of Preferred Warranties, Inc. (“PWI”), partially offset by a 2% decrease in revenue per loan transaction. The decrease in revenue per loan transaction was primarily a result of a decrease in floorplan fee income and an increase in the provision for credit losses, partially offset by a slight increase in the average loan duration. Selling, general and administrative expense increased $0.3 million to $6.1 million, primarily as a result of expenses associated with the acquisition of PWI.

Revenue for AFC for the six months ended June 30, 2013 increased $12.0 million, or 13%, to $105.7 million, as compared with $93.7 million for the six months ended June 30, 2012. Gross profit at AFC increased $8.2 million, or 11%, to $81.5 million, as compared with $73.3 million for the six months ended June 30, 2012. Gross margin for AFC was 77.1% for the six months ended June 30, 2013 versus 78.2% for the six months ended June 30, 2012. The increases in revenue and gross profit were primarily a result of a 10% increase in loan transaction units and a 1% increase in revenue per loan transaction. The increase in revenue per loan transaction was primarily a result of slight increases in both average loan duration and average loan values, partially offset by a decrease in floorplan fee income. Selling, general and administrative expense increased $0.7 million to $11.8 million, primarily as a result of increases in professional fees and compensation expense, as well as expenses associated with the acquisition of PWI, partially offset by decreases in stock-based and incentive-based compensation expense.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	June 30, 2013	December 31, 2012	June 30, 2012
Cash and cash equivalents	$168.1	$108.7	$117.1
Restricted cash	8.7	11.9	9.3
Working capital	306.9	294.5	274.9
Amounts available under credit facility*	250.0	250.0	250.0
Cash flow from operations	223.0		170.3

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of June 30, 2013. There were related outstanding letters of credit totaling approximately $23.6 million at June 30, 2013 and December 31, 2012, and $23.8 million at June 30, 2012, which reduce the amount available for borrowings under the credit facility.

For the six months ended June 30, 2013, the Company used cash of $53.2 million to purchase property, plant, equipment and computer software.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.